Exhibit 99.2

Sanchez Energy Announces Placement of $225 Million Private Offering of Previously
Announced 6.50% Cumulative Perpetual Convertible Preferred Stock, Series B

HOUSTON, TEXAS — MARCH 19, 2013 — Sanchez Energy Corporation (NYSE: SN) announced today that it has placed a total of 4,500,000 shares of its previously announced offering of its 6.50% Cumulative Perpetual Convertible Preferred Stock, Series B, in a private offering to eligible purchasers.  Aggregate net proceeds from this offering are expected to be approximately $217 million after deducting placement agent’s fees and estimated offering expenses.  As previously announced, Sanchez Energy intends to use the net proceeds from this offering to fund a portion of the purchase price for a previously announced acquisition of certain assets in the Eagle Ford Shale.  Closing of the private placement is expected to occur on or about March 26, 2013, and will be subject to the satisfaction of various customary closing conditions.

The securities (including the convertible preferred stock, the shares of common stock into which the convertible preferred stock is convertible and the dividends payable on the convertible preferred stock in shares of common stock, if any) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company plans to offer and issue the convertible preferred stock only to qualified institutional buyers as defined in Rule 144A of the Securities Act that are also accredited investors as defined in Regulation D of the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SOURCE: Sanchez Energy Corporation